Exhibit 12

              Computation of the Ratio of Earnings to Fixed Charges
                                 (In thousands)

                             CONSOLIDATED HISTORICAL
                             YEAR ENDED DECEMBER 31,

                                         1994            1995            1996            1997            1998
                                    --------------------------------------------------------------------------------
EARNINGS
   Pre-tax income (loss)                $  (5,709)    $  (4,277)      $  (2,438)       $  1,386         $  6,361
   Add:  fixed charges                        808           857           1,194           1,523            1,964
                                    --------------------------------------------------------------------------------
Total earnings                             (4,900)       (3,420)         (1,244)          2,909            8,325
                                    --------------------------------------------------------------------------------

FIXED CHARGES
   Interest expense                           260           277             373             428              777
   Rent expense included in fixed
     charges                                  548           580             821           1,095            1,169
                                    --------------------------------------------------------------------------------
Total assets                               $  808        $  857        $  1,194        $  1,523         $  1,946
                                    --------------------------------------------------------------------------------

Ratio of earnings to fixed charges            (a)           (a)             (a)             1.9              4.3

                                                                                        CONSOLIDATED PRO FORMA
                                         CONSOLIDATED HISTORICAL                        YEAR             NINE
                                            NINE MONTHS ENDED                           ENDED            ENDED
                                              SEPTEMBER 30,                         DECEMBER 31,     SEPTEMBER 30,
                                    --------------------------------               ---------------------------------
                                         1998            1999                            1998            1999
                                    --------------------------------               ---------------------------------

EARNINGS
   Pre-tax income                        $  4,202     $  10,037                       $  20,315        $  25,330
   Add:  fixed charges                      1,476         2,212                          41,831           30,691
                                    --------------------------------               ---------------------------------
Total earnings                              5,678        12,249                          62,146           56,021
                                    --------------------------------               ---------------------------------

FIXED CHARGES
   Interest expense                           308           689                          39,167           28,321
   Rent expense included in fixed
     charges                                1,168         1,523                           2,664            2,370
                                    --------------------------------               ---------------------------------
Total assets                             $  1,476      $  2,212                       $  41,831        $  30,691
                                    --------------------------------               ---------------------------------

Ratio of earnings to fixed charges           3.9            5.5                             1.5              1.8

(a) For the historical years ended December 31, 1994, 1995, and 1996, earnings were insufficient to cover fixed charges by approximately $4,093, $2,563, and $50, respectively.

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